EXHIBIT 99.1

April 4, 2011

Messrs. Robert M. Neal and Jay Albany
Skellig Capital Management LLC
117 East 55th Street
New York, NY 10022

Dear Rob and Jay:

This is in response to your letter dated February 22, 2011 concerning your views that Concurrent should use a portion of its cash to implement a stock buyback program as a means to enhance shareholder value.  Please know that the Board of Directors and management team share precisely the same ultimate goal.

We appreciate the input of all of our stockholders, including your analysis and input regarding a stock buyback program.  Thank you also for acknowledging the company’s many accomplishments on executing its business plan, bringing innovative and exciting new products to market ahead of competitors and winning new customers.  Over the last two years, we have continued to implement our strategy and diligently managed the business to expand opportunities and served markets while building a strong balance sheet.  With a solid cash position, Concurrent is in the position of being able to invest in and roll-out successful new products and services that we believe will enable the company to meet our mutual objective of increased shareholder value.

The Board regularly reviews the company’s strategic alternatives, and in that context has carefully considered the implementation of a stock buyback program.  As part of our review of this issue, we have evaluated the information shared in your letters as well as your discussions with me and members of the management team.  I made the Board aware of our telephone conversation last month and our CEO and EVP of Corporate Affairs have also communicated your views to the Board.

After careful consideration, we have determined that the most prudent course of action for the company at this time is to preserve its cash so we may continue to execute on our strategic plan.  As you noted in your letter, we have begun to gain traction in expanding our markets and customer opportunities as well as transitioning our MDAS business.  While we are pleased with this momentum, our transition is not yet complete; reinforcing our position that it is in the best interests of the company and its shareholders to have cash available for the purpose of executing on our strategic initiatives, which we believe will result in long-term value creation for the company and its shareholders.  That said, the company previously engaged in a buyback program and we may do so again if the circumstances warrant.

We look forward to continuing to work with you in the future and appreciate your interest and investment in the company.

Sincerely,

/s/ Steve G. Nussrallah
Steve G. Nussrallah,
Chairman

cc:   Dan Mondor, Chief Executive Officer